Exhibit 99.1
ITC HOLDINGS CORP. REPORTS INCREASED EARNINGS FOR THE FOURTH
QUARTER AND YEAR
2008 NET INCOME INCREASED OVER 48% COMPARED TO 2007
     Highlights
w Net income for the fourth quarter of $27.0 million, or $0.54 per diluted share

w Net income for full year of $109.2 million, or $2.19 per diluted share

w Capital investments for the year for ITCTransmission, METC and ITC Midwest of $121.8 million, $121.1 million and $156.5 million, respectively

w Initial 2009 EPS guidance of $2.20 to $2.30

w Initial 2009 guidance for capital investments of $270-325 million

(in thousands, except share and per share data)	Fourth quarter ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
OPERATING REVENUES	$152,068	$109,400	$617,877	$426,249

NET INCOME	$26,981	$15,642	$109,208	$73,296

DILUTED EPS	$0.54	$0.36	$2.19	$1.68

CAPITAL INVESTMENTS	$112,300	$75,800	$399,400	$286,200
Novi, Michigan — February 25, 2009 — ITC Holdings Corp. (NYSE: ITC) today announced its fourth quarter results for the period ended December 31, 2008. Net income for the quarter was $27.0 million, or $0.54 per diluted share, compared to $15.6 million, or $0.36 per diluted share for the fourth quarter of 2007. Net income for the full year was $109.2 million, or $2.19 per diluted share, compared to $73.3 million, or $1.68 per diluted share in 2007.
Net Income for the year was higher than earnings guidance of $2.10 to $2.12 mainly due to an increase in rate base assets and an increase in allowance for funds used during construction (AFUDC) as a result of higher than expected capital expenditures in the fourth quarter.
“ITC had an excellent quarter and year in spite of the difficult financial markets and a slowing economy,” said Joseph L. Welch, chairman, president and CEO of ITC. “This is a testament to ITC’s predictable and stable business model that is enabling us to achieve our goal of investing in the transmission grid to improve reliability and provide access to dependable, non-discriminatory, competitive and low-cost energy. We enter 2009 with great enthusiasm as we move closer to realizing our vision of the high voltage transmission infrastructure build-out needed to support the nation’s emerging energy policy of facilitating access to renewable energy resources, reducing our dependence on foreign oil and reducing carbon emissions.”
In the fourth quarter of 2008, ITCTransmission invested $30.5 million, METC $35.7 million and ITC Midwest $46.1 million in their respective transmission systems. For the twelve month period, ITCTransmission, METC and ITC Midwest’s respective investments were $121.8 million, $121.1 million and $156.5 million.
In 2008 ITC Midwest interconnected 810 MW of renewable wind energy which represents 10% of all wind that was interconnected in 2008. This helped Iowa surpass California as the state with the second greatest amount of wind energy capacity.

“When we bought ITC Midwest we knew we were positioning ITC to play a large role in the interconnection of renewable resources into the electric grid,” said Welch. “It’s rewarding to see how the independent transmission model has made a positive impact for integrating renewable energy into the grid.”
In December of 2008, ITC completed private placement financings at two of its subsidiaries, METC and ITC Midwest. METC issued $50.0 million of Senior Secured Notes and ITC Midwest issued $75.0 million of First Mortgage Bonds. These financings will enable METC and ITC Midwest to complete their 2009 capital expenditure plans. The success of these issuances demonstrates that ITC continues to have access to capital even in difficult financial markets.
Net Income for the fourth quarter increased by $11.3 million and for the full year by $35.9 million, compared to 2007. Key drivers that contributed to the results include:
•	Increased income from ITC Midwest in 2008 as a result of the acquisition of the Interstate Power and Light Company (IPL) transmission assets in December of 2007

•	Higher rate base at ITCTransmission and METC

•	Higher financing costs at ITC Holdings Corp. to fund the acquisition of the IPL transmission assets and to fund capital expenditures

•	Lower earnings per share due to higher weighted average diluted shares outstanding

•	Higher development expenses at ITC Great Plains and ITC Grid Development
Guidance for 2009
For 2009, earnings per diluted share are expected to be between $2.20 and $2.30. Capital investments for 2009 are expected to be approximately $70-$85 million, $110-$130 million and $90-$110 million for ITCTransmission, METC and ITC Midwest, respectively.
Fourth Quarter 2008 Financial Results Detail
ITC reported operating revenues of $152.1 million for the fourth quarter 2008, an increase of $42.7 million from 2007. Network revenues increased by $37.9 million due to the December 2007 acquisition by ITC Midwest of the electric transmission assets of IPL. METC and ITCTransmission also recognized total additional network revenues of $1.9 million mainly due to higher net revenue requirement as a result of higher rate base, operating expenses and taxes, among other items. Point-to-point, scheduling, control and dispatch revenues increased due primarily to an additional $1.3 million of ITC Midwest revenues. Regional cost sharing revenues, which became applicable during 2008, were $3.6 million for the fourth quarter of 2008.
Operation & maintenance (O&M) expenses of $26.2 million were $7.3 million higher in the fourth quarter of 2008 compared to the same period in 2007. O&M expenses increased due primarily to expenses incurred by ITC Midwest that were not included in our results of operations for the three months ended December 31, 2007.
General and administrative (G&A) expenses of $21.3 million for the fourth quarter of 2008 were $0.2 million lower than the same period in 2007.
Depreciation and amortization expenses increased by $7.1 million in the fourth quarter of 2008 compared to the fourth quarter of 2007. ITC Midwest recognized additional depreciation expenses of $5.2 million in the quarter. Depreciation and amortization expenses also increased at ITCTransmission and METC due to a higher depreciable asset base resulting from property, plant and equipment additions.
Taxes other than income taxes in the quarter increased compared to 2007 due to property tax expenses at ITC Midwest of $1.4 million in the fourth quarter of 2008. Additionally, property tax expenses at both ITCTransmission and METC increased by $0.8 million due primarily to

ITCTransmission and METC’s capital additions, which are included in the assessments for 2008 personal property taxes. Partially offsetting these increases was a decrease of $1.1 million as a result of the replacement of the Michigan Single Business Tax.
For fourth quarter of 2008, interest expense increased by $8.3 million compared to 2007, due primarily to higher borrowing levels to finance our capital expenditures and to finance the ITC Midwest asset acquisition.
Full Year 2008 Financial Results Detail
Operating revenues for the full year 2008 were $617.9 million, an increase of $191.6 million compared to 2007. Network revenues increased by $133.5 million as a result of the acquisition by ITC Midwest of the IPL electric transmission assets. ITCTransmission and METC also recognized additional network revenues of $18.6 million and $16.5 million, respectively, due to a higher net revenue requirement as a result of higher rate base, operating expenses and taxes, among other items. Point-to-point, scheduling, control and dispatch revenues increased due primarily to the addition of $6.3 million of ITC Midwest revenues. Regional cost sharing revenues, which became applicable during 2008, were $15.5 million for year.
For the twelve months ended December 31, 2008, O&M expenses of $113.8 million were $32.4 million higher than for the same period in 2007. O&M expenses increased by $27.6 million due to amounts incurred by ITC Midwest in 2008 that were not included in results for 2007. Further, METC incurred additional vegetation management expenses of $6.9 million.
G&A expenses of $81.3 million in 2008 were $19.2 million higher than for the same period in 2007. G&A expenses increased $14.0 million due primarily to increased personnel, higher business expenses and professional advisory and consulting services, mainly as a result of the acquisition of IPL transmission assets. Also, G&A expenses increased by $4.2 million at ITC Grid Development and ITC Great Plains subsidiaries for salaries, benefits and general business expenses due to increased development activities during 2008.
Depreciation and amortization expenses increased $26.8 million in 2008 compared to 2007. ITC Midwest recognized depreciation expenses of $18.6 million for the year. Depreciation and amortization expenses also increased at ITCTransmission and METC due primarily to a higher depreciable asset base resulting from property, plant and equipment additions.
For the full year 2008, taxes other than income taxes increased due to property tax expenses at ITC Midwest of $6.2 million. Additionally, property tax expenses at both ITCTransmission and METC increased by $3.9 million due primarily to ITCTransmission and METC’s capital additions, which are included in the assessments for 2008 personal property taxes. Partially offsetting these increases was a decrease of $2.7 million as a result of the replacement of the Michigan Single Business Tax.
During 2008 METC sold a building resulting in a $0.5 million loss and ITCTransmission sold a permanent easement of land for a gain of $1.4 million.
For the full year 2008, interest expense increased by $40.4 million, due primarily to higher borrowing levels to finance our capital expenditures and to finance the ITC Midwest asset acquisition.
Fourth Quarter Conference Call
ITC will conduct a conference call to discuss fourth quarter and full year 2008 earnings results at 11 a.m. ET February 26, 2009. Joseph L. Welch, chairman, president and CEO, will provide a business overview and Edward M. Rahill, senior vice president and CFO will discuss the financial results of the fourth quarter and full year of 2008. Individuals wishing to participate in the conference call may dial toll-free (877) 874-1565 (domestic) or (719) 325-4780 (international); there is no passcode. The conference call replay, available through March 5, 2009 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 9787241. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2008 full year results may be found in ITC’s Form 10-K filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-K can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel (248.946.3570, pwenzel@itc-holdings.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
OPERATING REVENUES	$152,068	$109,400	$617,877	$426,249

OPERATING EXPENSES

Operation and maintenance	26,190	18,912	113,818	81,406
General and administrative	21,313	21,487	81,296	62,089
Depreciation and amortization	25,130	18,035	94,769	67,928
Taxes other than income taxes	9,430	8,251	41,180	33,340
Other operating income and expenses-net	121	(688)	(809)	(688)

Total operating expenses	82,184	65,997	330,254	244,075

OPERATING INCOME	69,884	43,403	287, 623	182,174

OTHER EXPENSES (INCOME)

Interest expense	30,971	22,707	122,234	81,863
Allowance for equity funds used during construction	(3,558)	(2,953)	(11,610)	(8,145)
Loss on extinguishment of debt	—	—	—	349
Other income	(1,502)	(609)	(3,415)	(3,457)
Other expense	1,012	774	3,944	1,618

Total other expenses (income)	26,923	19,919	111,153	72,228

INCOME BEFORE INCOME TAXES	42,961	23,484	176,470	109,946

INCOME TAX PROVISION	15,980	7,842	67,262	36,650

NET INCOME	$26,981	$15,642	$109,208	$73,296
		~ ~~~~~~~~~~~~~~~		~ ~~~~~~~~~~

Basic earnings per share	$0.55	$0.37	$2.25	$1.73
Diluted earnings per share	$0.54	$0.36	$2.19	$1.68

Weighted-average basic shares	49,072,489	42,458,741	48,605,951	42,298,478
Weighted-average diluted shares	50,118,493	43,740,368	49,770,681	43,541,306

Dividends declared per common share	$0.305	$0.290	$1.190	$1.130

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except share data)

ASSETS	December 31,	December 31,
Current assets	2008	2007
Cash and cash equivalents	$58,110	$2,616
Accounts receivable	57,638	40,919
Inventory	25,077	26,315
Deferred income taxes	—	2,689
Regulatory assets — Attachment O revenue accrual (including accrued interest of $1,637)	22,301	—
Other	4,147	3,518

Total current assets	167,273	76,057

Property, plant and equipment (net of accumulated depreciation and amortization of $925,890 and $879,843, respectively)	2,304,386	1,960,433
Other assets
Goodwill	951,319	959,042
Intangible assets (net of accumulated amortization of $6,050 and $3,025, respectively)	52,357	55,382
Regulatory assets- Attachment O revenue accrual (including accrued interest of $1,512 and $552, respectively)	81,643	20,537
Regulatory assets- Acquisition adjustments (net of accumulated amortization of $22,393 and $17,004, respectively)	80,665	86,054
Other regulatory assets	39,848	29,449
Deferred financing fees (net of accumulated amortization of$8,048 and $5,138, respectively)	21,410	14,201
Other	15,664	12,142

Total other assets	1,242,906	1,176,807

TOTAL ASSETS	$3,714,565	$3,213,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$79,403	$47,627
Accrued payroll	10,331	8,928
Accrued interest	37,779	23,088
Accrued taxes	18,104	15,065
Deferred income taxes	6,476	—
ITC Midwest’s acquisition additional purchase price accrual	—	5,402
Refundable deposits from generators for transmission network upgrades	8,701	2,352
Other	5,384	3,965

Total current liabilities	166,178	106,427

Accrued pension and postretirement liabilities	24,295	13,934
Deferred income taxes	144,889	90,617
Regulatory liabilities	196,656	189,727
Other	5,231	6,093
Long-term debt	2,248,253	2,243,424
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 49,654,518 and 42,916,852 shares issued and outstanding at December 31, 2008 and 2007, respectively	848,624	532,103
Retained earnings	81,268	31,864
Accumulated other comprehensive loss	(829)	(892)

Total stockholders’ equity	929,063	563,075

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,714,565	$3,213,297

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Twelve months ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$109,208	$73,296

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	94,769	67,928
Attachment O revenue accrual, including accrued interest	(83,390)	(20,325)
Deferred income tax expense	65,054	36,650
Allowance for equity funds used during construction	(11,610)	(8,145)
Other	10,370	6,622
Changes in assets and liabilities, exclusive of changes shown separately:	11,020	(20,242)

Net cash provided by operating activities	195,421	135,784

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(401,840)	(287,170)
ITC Midwest’s asset acquisition purchase price	(4,714)	(783,113)
ITC Midwest’s asset acquisition direct fees	(1,008)	(11,377)
Other	6,242	6,130

Net cash used in investing activities	(401,320)	(1,075,530)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	782,782	865,000
Repayment of long-term debt	(765,000)	—
Borrowings under ITC Holdings’ Term Loan Agreement	—	25,000
Repayment of ITC Holdings’ Term Loan Agreement	—	(25,000)
Borrowings under revolving credit agreements	657,733	678,200
Repayments of revolving credit agreements	(670,999)	(562,200)
Issuance of common stock	310,543	3,402
Dividends on common stock	(58,935)	(48,168)
Refundable deposits from generators for transmission network upgrades	15,661	—
Repayment of refundable deposits from generators for transmission network upgrades	(2,352)	—
Debt issuance costs	(7,159)	(5,409)
Other	(881)	(1,889)

Net cash provided by financing activities	261,393	928,936

NET INCREASE/(DECREASE)IN CASH AND CASH EQUIVALENTS	55,494	(10,810)

CASH AND CASH EQUIVALENTS — Beginning of period	2,616	13,426

CASH AND CASH EQUIVALENTS — End of period	$58,110	$2,616